Exhibit 10.20
2009 Corporate Bonus Plan Summary
     The following is a summary of key terms of SuccessFactors’ 2009 Corporate Bonus Plan. This plan does not cover personnel under sales commission or other commission-based plans.
     The total bonus pool under the plan for 2009 would be based on achievement of various performance targets. 50% of the total bonus pool would be funded based on achievement of performance targets based on bookings, operating cash flow and renewals. These performance targets would vary on a sliding scale basis, corresponding to payout multipliers ranging from 75% to 130% of the target payout.
     The remaining 50% of the total bonus pool would be funded based on achievement of quarterly performance targets based on bookings and cash flow, with 12.5% of the total bonus pool being the target payout for each quarter. These quarterly performance targets would vary on a sliding scale basis, corresponding to payout multipliers ranging from 80% to 130% of the target payout.
     Any bonus would be paid after the completion of the year. Employees must be employed at the time of payment to be entitled to receive a bonus payment. Notwithstanding the plan, the total bonus pool amount may be adjusted by the Compensation Committee or the Board of Directors in their sole discretion. Any determination of performance, payment or other matter under this plan by the Compensation Committee or the Board of Directors is binding. Individual bonus amounts are the responsibility of Company management. With respect to executive officers of the Company, the CEO shall recommend individual bonus amounts for approval by the Compensation Committee.
     Except as otherwise provided in an individual employment agreement or by applicable law in the relevant jurisdiction: (i) participation in this plan is not an agreement (express or implied) between the plan participant and SuccessFactors that the participant will be employed for any specific period of time, nor is there any agreement for continuing or long-term employment; (ii) the plan participant and SuccessFactors each have the right to terminate the employment relationship at any time for any reason; and (iii) this at-will employment relationship can only be modified by an agreement signed by the participant and SuccessFactors.
     This summary highlights the principal features of the SuccessFactors 2009 Corporate Bonus Plan but does not describe every situation that can occur. The Compensation Committee and Board of Directors retain the right to interpret, revise, modify or delete the plan at their sole discretion at any time.
     This plan is intended to be effective for at least fiscal year 2009 and shall remain in effect until amended or terminated by the Compensation Committee or Board of Directors.